Exhibit 10.25

September 10, 2003

Roy A. Ziegler

42 Isleworth Drive

Henderson, NV 89052

Dear Roy,

This letter sets forth the substance of the agreement (the “Agreement”) between you and First Consulting Group, Inc. (“FCG”) regarding your separation of employment.

1. Separation.  You will cease to be an officer, director or employee of FCG or any of its subsidiaries or affiliates (individually, an “FCG Company” or collectively, the “FCG Companies”) effective September 26, 2003 (the “Separation Date”). To the extent you are a director serving on the board of any FCG Company, this Agreement shall serve as your resignation from such directorships.

2. Accrued Salary and Paid Time Off.  On or after the Separation Date, in conformance with applicable state laws, FCG will pay you all accrued and unpaid salary, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.  Unused personal choice holidays are not paid out.

3. Severance Payments.  FCG will pay to you the following amounts as full consideration for your obligations and covenants under this Agreement and in full satisfaction of any amount that may be owed to you upon your separation from FCG under any agreement or arrangement between you and FCG or any other FCG Company: twelve (12) months of base salary, or approximately $405,000, less federal, state and other applicable taxes and other authorized withholdings.  Payment of this amount will be paid as a lump sum distribution within ten (10) days after the later of: (i) the date this signed agreement is received by FCG; (ii) your Separation Date; or (iii) the date you have returned to FCG all of the FCG property and equipment in your possession in accordance with Section 13 below.

In addition, in the event that (i) you have not secured full time employment with an organization other than FCG; and (ii) you are not in violation of any of the terms of this Agreement, you will be eligible to receive additional severance as follows:

•                  If you are not employed prior to September 30, 2004, you will receive three additional months of base salary on September 30, 2004, or approximately

$101,250, less federal, state and other applicable taxes and authorized withholdings.

The additional severance benefits set forth in the preceding paragraph and bullets shall no longer be available once you are employed with an organization other than FCG, even if you secure employment and then are subsequently not employed by such non-FCG organization on the dates above.  For example, if you secure employment in January 2004 and then are not employed as of September 30, 2004, you will not be eligible to receive any additional severance under this Agreement.

For purposes of this Agreement, “employed” or “employment” shall mean full time employment as an employee, consultant or independent contractor.  For purposes of clarification, “full time” shall not include temporary or interim positions where you may be engaged full time in terms of working hours, but not in terms of expected length of service (i.e., a one month consulting engagement that is 20 hours or more per week but is not a full time position as an employee or an extended period of full time service as a consultant or contractor for you with that non-FCG organization).

You must return this signed Agreement within three (3) weeks of the Separation Date in order to be eligible to receive the severance benefits outlined above. All severance payments under this Agreement will be by manual checks.

You will also receive an Executive Outplacement Package of four (4) months of assistance with Right Management Consultants.  Information in regard to this assistance will be sent to your home and a representative from Right Management Consultants will be contacting you shortly.  It is your option to begin the four months now or wait until your Separation Date.

4. Health Insurance.  According to company policy, your FCG group health insurance benefits will be cancelled effective with the Separation Date. After the Separation Date, you will be eligible to continue your group health insurance benefits at your sole cost and expense (except as noted below) to the extent provided by federal COBRA law, state insurance laws and by FCG’s current group health insurance policies. You may do this by making the COBRA election and submitting your premiums directly to our COBRA administrator in the Long Beach office.  A package of information will be sent to you via mail within 21 days of the Separation Date detailing the process and premium amounts for COBRA coverage, including the deadline by which you must elect COBRA coverage. Should you elect COBRA within the time requirements, coverage will be effective retroactive to the Separation Date.

Should you elect to continue your group health insurance benefits through COBRA, and subject to your execution of this Agreement, FCG will pay your COBRA premiums until the earlier of (1) September 30, 2004; or (2) the date you become eligible for group health insurance benefits through a new employer.  You agree to notify FCG promptly upon obtaining new employment.  Although FCG will pay the cost of your COBRA until the date specified above, your coverage will not be reinstated until you have received, signed and returned the COBRA election form.  At that time, the carriers will be notified of your election and your coverage will be reinstated.  In the meantime, if you should require any medical/dental services, you will need to pay for those services and submit your receipts, with a claim form, to the insurance company for reimbursement after you have signed and returned your COBRA election form.

In addition, if you have not secured any employment (as defined in Section 3 above) with an organization other than FCG and you are not in violation of any of the terms of this Agreement, you will be provided additional COBRA premium support based on the following schedule:

•                  If you are not employed prior to September 30, 2004, you will be provided an additional three months of company paid COBRA coverage premiums.

Your eligibility to receive this additional three months of COBRA coverage is the same as your eligibility to receive additional severance as set forth in Section 3 above.

5. Flexible Spending Accounts. Coverage under Flexible Spending Accounts ceases on the Separation Date, subject to your ability to continue your Health Care Flexible Spending Account through the balance of the year on an after-tax basis. Additional details are provided in the COBRA notification.

6. Life Insurance. Your FCG group life insurance coverage will end effective on the Separation Date.  If you would like to convert your coverage, please contact the Benefits Service Center within 30 days of the Separation Date at 800-471-8853, ext. 2363.

7. Disability/Long Term Care Coverage. Coverage under the disability and Long Term Care programs will terminate effective on the Separation Date.  If you would like to convert your coverage(s), please contact the Benefits Service Center within 30 days of the Separation Date at the number above.

8. Associate Stock Purchase Plan (ASPP).   Participation in the ASPP will terminate effective with the Separation Date.  Year-to-date deductions that have not already been used to purchase stock will be refunded within two pay periods after the Separation Date.  Stock already purchased will remain in your personal E*TRADE account. You should contact E*TRADE directly with any questions regarding your account.

9. Stock Options.  Any options to purchase FCG stock that you hold will cease to vest on the Separation Date and all of your unvested stock options will be cancelled.  You will have 90 days following the Separation Date to exercise any vested options you received under FCG’s option plans. A closing statement containing information on your vested options will be mailed to your home from the FCG Corporate Affairs department.

Also, status of your stock options is available online through E*TRADE at www.optionslink.com.

10. Other Benefits.  You and FCG hereby agree and acknowledge the following:

(a) SERP and 401(k).  As of the Separation Date, you no longer may contribute funds to FCG’s 401(k) plan or the Supplemental Executive Retirement Plan (“SERP”), nor will FCG contribute any matching or other funds to such plans on your behalf; provided that, you will receive the full FCG contribution under the SERP for 2003.   No payroll deductions for pre-tax contributions will be taken from your severance pay.    Nothing in this Agreement terminates or otherwise affects any right or interest you may have in vested funds and assets under FCG’s 401(k), ASOP and SERP plans.

You will receive detailed information from New York Life regarding the distribution of your contributions and any vested funds from the 401(k) and ASOP account.  As you will read in that material, you should wait until the middle of the month after the month in which your last 401(k) deduction is made before applying for a distribution.  Contact New York Life directly at (800) 294-3575 regarding any questions, including account rollover transactions.  You may also visit their website at www.bcomplete.com.  If you currently have an outstanding loan, you may maximize the tax deferral of this benefit by electing to repay the loan prior to taking a distribution from the Plan.  If you choose not to, the outstanding loan balance will be defaulted and treated as a taxable distribution to you.  You may coordinate the prepayment of the outstanding loan balance with New York Life.

You will receive detailed information from Human Resources regarding the distribution of your contributions and any vested funds from the SERP.  You agree and acknowledge that amounts distributed from your SERP account will be less any amounts payable under Section 21 of this Agreement and you hereby authorize FCG to withhold such amounts from your SERP distribution.  You may contact Human Resources if you have any questions.

(b) Other Amounts.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonus, severance or benefits after the Separation Date.

11. Unemployment Benefits. Because of the nature of your separation with FCG, you may be eligible for unemployment insurance benefits.  Contact your local employment commission office for information regarding unemployment compensation.

12. Expense Reimbursement. Any outstanding unreimbursed expenses will be paid based on the submission of your final Time and Expense Report and the appropriate documentation. It is acknowledged that you may receive cellular phone, long distance and other business related charges after the Separation Date; please submit those expenses for reimbursement as they occur to FCG c/o Jan Blue in the Long Beach, California office.

13. Return of FCG Property.  Except as noted below, on or before the Separation Date, you agree to return to FCG all FCG Company documents (and all copies thereof) and other FCG Company property that you have had in your possession at any time, including (i) any materials of any kind that contain or embody any proprietary or confidential information of an FCG Company (and all reproductions thereof), and (ii) computers and other electronic devices, cellular phones, credit cards, phone cards, entry cards, identification badges and keys. If you have a cell phone and have had it for at least 3 months, it is yours to keep.  Any firm-provided service will be cancelled and you will need to establish your own service.  You will receive a Federal Express pack, with a pre-paid shipping label, to ship your equipment back to Long Beach. Please return items to the FCG Help Desk in Long Beach as soon as practicable, at least within 7 days.

You will be permitted to keep your laptop computer at no cost to you, except that the value of the computer will be added to your taxable wages and appropriate state and federal taxes will be deducted.  The applications software on your laptop is licensed for FCG use only and it is your responsibility to delete any applications software from the computer with the exception of the operating system.

14. Vice President Agreement; Indemnity Agreement. You hereby acknowledge and agree to your continuing obligations, both during and after your employment with FCG, to abide by the terms of that certain Vice President Agreement between you and FCG dated January 12, 2001.  The terms of that certain Indemnity Agreement between you and FCG dated February 9, 1998 shall remain in full force and effect and you are entitled to indemnification by FCG in accordance with and subject to the terms of FCG’s charter documents and the Indemnity Agreement.

15. Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and FCG and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) FCG may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former FCG employee.

16. Nondisparagement.  Both you and FCG agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and FCG will respond accurately and fully to any question, inquiry or request for information when required by legal process.

17. Release of the FCG Companies.  You hereby release, acquit and forever discharge each of the FCG Companies and their respective parents and subsidiaries, and each of their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with any FCG Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options or any other ownership interests in any FCG Company, vacation pay, fringe benefits, expense reimbursements, severance pay or any other form of compensation; claims arising from any employment agreement or arrangement between you and any FCG Company; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.  You further agree not to initiate or continue any proceeding based upon the claims released herein.  Notwithstanding the foregoing, your release of the FCG Companies in accordance with this Section shall not be deemed to release (i) any of the FCG Companies’ duties or obligations under this Agreement, including, but not limited to, FCG’s indemnification obligations to you described in Section 14 of this Agreement; or (ii) any of your rights as a stockholder of FCG.

18. ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that FCG has also executed this Agreement by that date (“Effective Date”).

19. Section 1542 Waiver.  In giving the above release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against an FCG Company.

20. Indemnification and Attorneys’ Fees.  You understand and agree that if you hereafter commence, join in, or in any manner seek relief through any lawsuit, charge or complaint with any court, administrative agency, governmental authority or otherwise in any matter arising out of, based upon, or relating to the claims released in this Agreement, then you will pay FCG in addition to any other expenses, costs or damages caused to FCG thereby, all FCG’s attorneys’ fees incurred in defending or otherwise responding to such lawsuit, charge, or complaint.  This section will not apply to any claim brought by you under the ADEA or to challenge the validity of the waiver in this Agreement of any such claim or any claim to enforce FCG’s obligations hereunder or any rights you may have as an FCG stockholder.

21.  FCG Stock.  You and FCG previously have entered into an Affirmation Agreement dated January 12, 2001 (the “Affirmation Agreement”) and the following agreements (collectively, the “Stock Purchase Agreements”): (i) Amended and Restated Restricted Stock Agreement (the “Stock Agreement”), (ii) Secured Promissory Notes (“Secured Notes”) and (iii) Loan and Pledge Agreement (“Loan Agreement”).  Under the Stock Purchase Agreements, which you affirmed through the Affirmation Agreement, you acquired 173,516 shares of FCG common stock (the “FCG Stock”) and borrowed $259,619.48 in payment of those shares.  As of this date of the Agreement, you have made repayments under the Secured Note totaling $186,553.22, and still owe FCG an aggregate of $73,066.26, which amount you agree to repay from your SERP distribution (referenced and authorized in Section 10(a) above).  Upon your payment of the amount owing, your FCG Stock and all outstanding indebtedness will be fully paid.

22. Miscellaneous.  This Agreement constitutes the entire agreement between you and FCG with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and FCG.  This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors and assigns of both you and FCG.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

We appreciate your service to FCG and we wish you all the best in wherever your future endeavors may take you.

If this Agreement is acceptable to you, please sign below and return the original to Jan Blue at First Consulting Group, Inc., 111 West Ocean Boulevard, 10th Floor, Long Beach, California 90802.

Sincerely,

First Consulting Group, Inc.

By:

	Luther Nussbaum	Date
Chairman/CEO

Agreed:

	Roy A. Ziegler	Date

cc:	Jan Blue, Vice President